SOLICITOR’S AGREEMENT

THIS SOLICITOR’S AGREEMENT is made as of January, 29, 2010, by and between CSI Capital Management, Inc., a California corporation (“Adviser”), Tamalpais Bancorp, a California corporation (“TB”), and Tamalpais Wealth Advisers, a California corporation (“Solicitor”).

         In consideration of the mutual covenants herein, Adviser and Solicitor agree as follows:

1.            Services. Solicitor shall use its best efforts to refer to Adviser persons listed on Exhibit A hereto theretofore unknown to Adviser (“Potential Clients”), that Solicitor believes may desire to engage Adviser to provide investment advisory services. If Adviser provides investment advisory services to any Potential Client within six months after Solicitor’s referral of that Potential Client to Adviser, Adviser shall pay to TB referral fees as provided in section 3 (and that Potential Client is called a “Client” in this Agreement). Adviser shall at all times have the exclusive right to determine the advisory fees that it charges to Clients and any other investment advisory clients and to change such fees from time to time in its exclusive discretion. Adviser shall at all times have the exclusive right to retain other solicitors, marketing agents or any other employees, consultants or independent contractors. Adviser shall have no obligation to enter into or continue any agreement with or to provide investment advisory services to any Potential Client, Client or other person. The terms “refer” and “referral” and their variations as used in this Agreement mean Solicitor’s introduction to Adviser of a Potential Client in person, by telephone or in writing. It is understood, however, that the actual solicitation and negotiation of Adviser’s engagement and provision of any investment advice must be conducted only by Adviser or one or more employees of Adviser. Solicitor shall not at any time discuss or disclose performance results expected of Adviser. Solicitor shall not use any marketing material regarding Adviser unless such material has been approved by Adviser, and Solicitor shall not identify Solicitor as an employee or Affiliate (as defined below in section 16) of Adviser or any Affiliate of Adviser.

2.            Disclosures to Potential Clients. Solicitor understands and agrees that, at the time of any solicitation activities for which fees are paid or to be paid by Adviser hereunder, Solicitor shall provide the Potential Client with a complete copy of Adviser’s written disclosure statement or Part II of Adviser’s Form ADV (the “Brochure”) required by Rule 204-3 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the separate written disclosure document required by Rule 206(4)-3 under the Advisers Act in substantially the form of Exhibit B attached hereto as such form may be amended or modified from time to time by Adviser (the “Disclosure Document”). Before any Potential Client engages Adviser to perform investment advisory services, Solicitor shall procure and deliver to Adviser the acknowledgment of receipt of the Brochure and the Disclosure Document in substantially the form of Exhibit C attached hereto, or in such other form as Adviser may provide at any time, which acknowledgment shall have been signed and dated by each Potential Client and, when so delivered to Adviser, shall be accompanied by a true and complete copy of the Disclosure Document delivered to such Potential Client.

         3.           Fees.

(a) Initial Fees. Except as may be modified as set forth below, Adviser shall pay the following referral fees (“Referral Fees”) to TB quarterly within thirty days after the end of the calendar quarter in which Adviser receives payment of the Advisory Fees (as defined below) giving rise to such Referral Fees received from each Client: an amount equal to eighteen (18) percent of the Advisory Fees paid by such Client with respect to investment advisory services provided by Adviser during the first five years that such Client is a client of Adviser. “Advisory Fees” means the fees received by Adviser from a Client, pursuant to a written investment advisory contract between Adviser and such Client. TB acknowledges that a Client may also pay fees to Adviser or its Affiliates other than Advisory Fees, that would not give rise to any fees to TB hereunder or otherwise.

(b)           Reduction if Advisory Fees Less than $125,000. If, in any two full consecutive calendar quarters, the Advisory Fees are less than $125,000 per quarter, the Referral Fees with respect to such Advisory Fees during such calendar quarters shall be reduced from eighteen (18) percent of the Advisory Fees to fourteen (14) percent of the Advisory Fees; however, in any subsequent calendar quarter when the Advisory Fees are greater than $125,000, the Referral Fees with respect to such Advisory Fees during such calendar quarter shall be eighteen (18) percent.

(c)           Additional Guaranteed Minimum Annual Payment. If, as of June 30, 2010, (i) Clients have retained Adviser such that the investment advisory contracts between Adviser and such Clients provide for a projected annual run rate of at least $500,000 in Advisory Fees for the following twelve-month period, and (ii) Tamalpais Bank becomes a client of Adviser with assets under management of at least $50 million, for Adviser to manage the same “Available for Sale” and “Hold to Maturity” liquidity portfolios, under the same fee schedule as currently managed by Solicitor, then, on each of the first five anniversaries of March 31, 2010, if the total of the Referral Fees paid to TB hereunder is less than $75,000 for such twelve-month period, Adviser shall pay to TB an amount equal to the difference between such Referral Fees paid and $75,000 (each such difference, the “Minimum Annual Payment”); provided that if in any prior such twelve-month period the Referral Fees are greater than $75,000, the difference between such Referral Fees and $75,000 will be credited towards any future Minimum Annual Payment. Accordingly, after the Referral Fees paid equal $375,000, all Minimum Annual Payments under this section 3(c) shall be satisfied.

Adviser shall not be required to pay TB the Minimum Annual Payments set forth in this section 3(c) if, during such five-year period, TB (or any of its Affiliates) solicits any Client for or provides any wealth management, financial planning or investment management services (whether through a bank, investment adviser, broker-dealer or otherwise) (“Financial Services”) to any Client, or if TB (or any of its Affiliates) rehires any of David R. Hudson, Seth A. Scholar, William Osher or Allison Sullivan Black, and in such event, TB shall repay to Adviser any such Minimum Annual Payments previously paid.

(d)           Reduction in Referral Fees if TB or Affiliates Re-enter Investment Advisory Business. If Solicitor or any of its Affiliates engages in any Financial Services business on or before March 31, 2012, all Referral Fees (including any Minimum Annual Payment under section 3(c)) hereunder shall be reduced by one-half for all periods after which TB or any of its Affiliates so engages in any such Financial Services business.

 Notwithstanding the foregoing, if TB or any of its Affiliates engages in a merger or other business combination or purchases an existing business that results in TB or any of its Affiliates being so engaged in a Financial Services business, the Referral Fee reduction set forth in this section 3(d) would not apply, but if any such Financial Services business provided any Financial Services to any Client on or before March 31, 2012, TB would pay to CSI an amount equal to three times such Client’s annual fee run rate, based on fees then payable to Adviser, measured from the date such Client became a Client of TB or such Affiliate.

(e) Collections/Prohibitions. Notwithstanding the foregoing, (1) if Adviser or any of its Affiliates incurs any expenses to collect any Advisory Fees from any Client or incurs any expenses (including, without limitation, all attorneys’ fees and expenses, all expert witness fees and expenses, and all costs of investigation) defending any proceeding against any Client or incurs any liabilities or obligations to any Client, such expenses, liabilities or obligations shall be deducted from specific Client amounts payable to TB hereunder and shall not exceed the actual Advisory Fees paid by or due from any specific Client; or (2) if a Client resides or is located in a Prohibited State (as defined below), Adviser shall not pay TB any compensation hereunder with respect to such Client. “Prohibited State” means a state in which Adviser is unable to rely on exemptions selected by Adviser, in its exclusive discretion, from registration or qualification of Adviser under the securities laws of such state, or the registration of Adviser or any Affiliate of Adviser under the broker-dealer, salesperson, agent or investment adviser representative (or similar) laws of such state, as a result of paying compensation to Solicitor under this Agreement, as determined by Adviser in its exclusive discretion.

4.            Alternative Fees. Notwithstanding the provisions of section 3, Solicitor and Adviser may from time to time agree in writing as to other fee arrangements in particular circumstances or category of circumstances.

5.            Representations and Warranties of Solicitor and TB. Solicitor and TB each represent and warrant to Adviser as follows:

(a)           It has full power and authority and is permitted by applicable law to enter into and carry out its obligations under this Agreement and to own its properties and conduct its business as described in this Agreement.

(b)           The performance of the obligations under this Agreement by it will not violate the terms of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which any of it and its employees and Affiliates is a party or by which any such person is bound or to which any of the property or assets of any such person is subject, or any order, rule, law, regulation or other legal requirement applicable to any such person or to the property or assets of any such person, or result in any claim by any creditor, client or former client of it or its Affiliates or their respective predecessors against it, its Affiliates or Adviser regarding any wrongful act.

(c)           There is not pending or, to the best of its knowledge, threatened any action, suit or proceeding before or by any court or other governmental body or regulatory authority to which it or any of its Affiliates is or may be a party or any of their properties is or may be subject, and no event has occurred relating to it or its Affiliates, that might render unavailable the compliance by Adviser with Rule 206(4)-3 under the Advisers Act. Without limiting the generality of the foregoing: it (i) is not subject to any Securities and Exchange Commission (“SEC”) order issued under section 203 of the Advisers Act, (ii) has not been convicted within the previous ten years of any felony or misdemeanor involving conduct described in section 203 of the Advisers Act, (iii) has not been found by the SEC to have engaged, and has not been convicted of engaging, in any of the conduct specified in section 203 of the Advisers Act, and (iv) is not subject to an order, judgment or decree described in section 203 of the Advisers Act.

(d)           Solicitor and TB, jointly and severally, shall indemnify and defend Adviser and its employees, officers, directors, agents and affiliates and hold them harmless, to the fullest extent permitted by law, from and against any and all costs, claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and expenses, all expert witnesses’ fees and expenses and all costs of investigation) as they are incurred that are directly or indirectly related to or otherwise incurred in connection with (a) any act of TB or Solicitor (including their acts in entering into and performing their obligations under this Agreement), and (b) the facts and circumstances relating to the acquisition by TB, the Solicitor and/or any of their affiliates or predecessors of (i) their introduction to any Client or (ii) their agreement with any Client.

(e)           It has and shall maintain all business and professional licenses, registrations and permits necessary or appropriate, and agrees to obtain and maintain any such license, registration or permit that may hereafter become necessary or appropriate, under all applicable laws and regulations, and shall otherwise comply with all applicable laws and regulations, to carry on the business contemplated by this Agreement. In particular, but without limiting the generality of the foregoing, if the conduct of its activities under this Agreement so requires, it is and will be duly licensed or registered as a broker-dealer, investment adviser, registered representative of a broker-dealer or investment adviser representative of an investment adviser in each jurisdiction where such licensing or registration is required. It shall maintain each such license, registration and permit in full force and effect to the extent necessary or appropriate under all applicable laws and regulations to carry on the business contemplated by this Agreement.

(f)           As required by Rule 206(4)-3 under the Advisers Act, it shall perform its services hereunder in a manner consistent with the instructions of Adviser and the provisions of the Advisers Act and the rules thereunder.

(g)           If it becomes subject to any event or condition that would make it ineligible under the Advisers Act to receive cash solicitation fees from Adviser, Adviser shall not be obligated to make any payment whatsoever otherwise required by this Agreement unless and until it provides Adviser with a written opinion of counsel, in form and substance acceptable to Adviser, in Adviser’s sole discretion, that such payments would not result in any violation of any law or regulation.

(h) The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur that could make any of the foregoing incomplete or inaccurate, it shall immediately notify Adviser of the occurrence of such event.

6.           Representations and Warranties of Adviser. Adviser represents and warrants to Solicitor and TB as follows:

(a)           Adviser has full power and authority and is permitted by applicable law to enter into and carry out its obligations under this Agreement and to own its properties and conduct its business as described in this Agreement.

(b)           The performance of the obligations under this Agreement by Adviser will not violate the terms of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which any of Adviser and its employees and Affiliates is a party or by which any such person is bound or to which any of the property or assets of any such person is subject, or any order, rule, law, regulation or other legal requirement applicable to any such person or to the property or assets of any such person.

(c)           There is not pending or, to the best of its knowledge, threatened any action, suit or proceeding before or by any court or other governmental body or regulatory authority to which it or any of its Affiliates is or may be a party or any of their properties is or may be subject, and no event has occurred relating to it or its Affiliates, that might render unavailable the compliance by Adviser with Rule 206(4)-3 under the Advisers Act. Without limiting the generality of the foregoing: it (i) is not subject to any Securities and Exchange Commission (“SEC”) order issued under section 203 of the Advisers Act, (ii) has not been convicted within the previous ten years of any felony or misdemeanor involving conduct described in section 203 of the Advisers Act, (iii) has not been found by the SEC to have engaged, and has not been convicted of engaging, in any of the conduct specified in section 203 of the Advisers Act, and (iv) is not subject to an order, judgment or decree described in section 203 of the Advisers Act.

(d)           It has and shall maintain all business and professional licenses, registrations and permits necessary or appropriate, and agrees to obtain and maintain any such license, registration or permit that may hereafter become necessary or appropriate, under all applicable laws and regulations, and shall otherwise comply with all applicable laws and regulations, to carry on the business contemplated by this Agreement. In particular, but without limiting the generality of the foregoing, if the conduct of its activities under this Agreement so requires, it is and will be duly licensed or registered as a broker-dealer, investment adviser, registered representative of a broker-dealer or investment adviser representative of an investment adviser in each jurisdiction where such licensing or registration is required. It shall maintain each such license, registration and permit in full force and effect to the extent necessary or appropriate under all applicable laws and regulations to carry on the business contemplated by this Agreement.

(e)           The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur that could make any of the foregoing incomplete or inaccurate, Adviser shall immediately notify Solicitor and TB of the occurrence of such event.

7.         Power to Bind – Independent Contractor. No party shall have any authority or power to incur or create, or shall incur or create, any obligation, express or implied, on behalf of any other. In all matters relating to this Agreement, each party shall be solely responsible for its acts and the acts of its employees. Solicitor and TB are and will hereafter act as independent contractors and not as employees of Adviser and nothing in this Agreement may be interpreted or construed to create any employment, partnership, joint venture or other relationship between Solicitor or TB on the one hand and Adviser on the other hand. Solicitor and TB shall be solely responsible for all matters relating to the payment of their respective employees, agents and independent contractors, including compliance with workers compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters.

8.            Expenses. Solicitor and TB shall be responsible for all expenses incurred by them in performing services pursuant to this Agreement.

9.            Termination. This Agreement may be terminated for any reason at any time by any party by written notice to the other parties. This Agreement shall immediately terminate, without notice, if any of the representations and warranties in section 5 are or become false. Adviser’s obligation to pay the Referral Fees with respect to Clients referred by Solicitor to Adviser prior to termination shall continue after termination as provided in section 3 above, unless the termination is the result of a breach of this Agreement by Solicitor or TB or any such representation or warranty being or becoming false, in which case Adviser shall have no further obligation to pay any Referral Fees whatsoever to TB.

10.           Confidentiality. Solicitor and TB shall hold in strictest confidence any and all information and materials (a) provided to Solicitor or TB by Adviser, and (b) about any Client or Potential Client. Neither Solicitor nor TB shall use any of the same except for purposes contemplated by this Agreement, and neither shall reproduce, disclose or distribute any of the same without the prior written consent of Adviser. Solicitor and TB shall, on Adviser’s demand, return to Adviser all documents and other materials previously provided to Solicitor or TB by Adviser and all copies thereof and excerpts therefrom in Solicitor’s or TB’s possession. Except as required hereby, neither Solicitor nor TB shall provide or make available any information relating to Adviser to any person. Each party shall comply with Regulation S-P promulgated by the SEC with respect to all information about each Client. Notwithstanding the foregoing, either party may make such disclosure as are required by applicable law.

11.           Amendments. This Agreement may not be amended or modified except by a writing signed by all parties.

12.           Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.

13.           Assignment. Neither Solicitor nor TB may assign any rights under this Agreement or delegate any duties under this Agreement. Any attempted or purported assignment or delegation of this Agreement or any rights or duties hereunder by Solicitor or TB shall be void.

14.           Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter hereof.

15.           Headings; Gender; Number; References. The headings at the beginning of the sections hereof are solely for convenience of reference and are not part of this Agreement. As used herein, each gender includes each other gender, the singular includes the plural and vice versa, as the context may require, and “person” shall be deemed to include natural person and corporation, limited liability company, partnership, trust or other entity. All references to sections are intended to refer to sections of this Agreement, except as otherwise stated.

16.           “Affiliate”. For all purposes of this Agreement, the term “Affiliate” means, when used with reference to a specified person, any person directly or indirectly controlling, controlled by or under common control with the specified person, any trust or foundation to which the specified person has made a majority of the grants, donations or contributions received by that trust or foundation, a person owning or controlling ten percent or more of the outstanding voting securities of the specified person, a person ten percent or more of whose outstanding voting securities are owned or controlled by the specified person, any employee, agent, officer, director, partner, manager, member or trustee of the specified person, and if the specified person is an officer, director, general partner, manager, member or trustee, any corporation, partnership, limited liability company or trust for which the specified person acts in any such capacity.

17.           No Waiver. No right or power of either party shall be deemed to have been waived by any act or conduct on the part of such party, or by any neglect to exercise such right or power, or by any delay in so doing; and every right and power of each party shall continue in full force and effect until such right or power is specifically waived by an instrument in writing executed by such party. No waiver of any right or power on any one occasion shall be deemed to be a waiver of any other right or power or of the same right or power on any subsequent occasion. All remedies of each party against the other are cumulative.

18.           Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile, three days after being mailed by first class mail, or one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, all charges or postage prepaid, properly addressed to the party to receive such notice at the last address furnished for such purpose by the party to whom the notice is directed.

19.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20.           No Third-Party Beneficiaries. Neither party intends for this Agreement to benefit any third party not expressly named in this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

ADVISER		SOLICITOR

CSI CAPITAL MANAGEMENT, INC.		Tamalpais Wealth Advisors

By:	_________________________________________	By:	________________________________
Print Name: _______________________________		Print Name: ______________________
Title: ____________________________________		Title: ___________________________

Address:	600 California Street	Address:	630 Galinas Avenue
	18th Floor		2nd Floor
	San Francisco, CA 94108		San Rafael, CA

Telephone:	415-354-3000	Telephone:	415-526-4300
Facsimile:	415-956-3231	Facsimile:	_______________________
Email:		Email:	_______________________

TB

Tamalpais Bancorp

		By:	________________________________
Print Name: ______________________
Title: ____________________________

		Address:	630 Galinas Avenue
2nd Floor
San Rafael, CA

		Telephone:	415-526-4300
		Facsimile:	_______________________
		Email:	_______________________

Exhibit A

LIST OF POTENTIAL CLIENTS

Exhibit B

SOLICITOR’S STATEMENT

The following statement is furnished, pursuant to Rule 206(4)-3 promulgated under the Investment Advisers Act of 1940, to each prospective investment advisory client of CSI Capital Management, Inc., a California corporation (“Adviser”), referred to it by Tamalpais Wealth Advisors, a California corporation (“Solicitor”).

1.           Your account is being solicited for Adviser, a registered investment adviser under the Investment Advisers Act of 1940.

2.           Solicitor is an independent contractor of Adviser and performs no financial planning or investment advisory services for Adviser. Solicitor may perform other services for Adviser or Adviser may perform services for Solicitor for which one may compensate the other separately, but those services do not relate directly to the investment advisory services rendered to you.

3.           Adviser will compensate TB, which owns Solicitor, for Solicitor’s solicitation services rendered to Adviser by paying TB an amount equal to eighteen (18) percent of the Advisory Fees paid by you for services rendered by Adviser for the first five years that you are a client of Adviser.

4.           Your investment advisory fee payable to the Adviser will typically be the same as your investment advisory fee that you paid to Solicitor. That fee may be more or less than fees paid by other clients of Adviser. Please review Schedule F of Adviser’s Form ADV for disclosure regarding Adviser’s typical fees. Adviser does and may in the future charge difference fees to other accounts that it manages.

If you have any questions regarding the relationship between Solicitor, TB and Adviser you may address your questions to Solicitor or to Steve Cutcliffe at Adviser, 600 California St., 18th Floor, San Francisco, CA 94108, telephone 415-354-3000.

Exhibit C

ACKNOWLEDGMENT OF RECEIPT OF DISCLOSURE DOCUMENTS

I hereby acknowledge receipt of a Solicitor’s Statement (a copy of which is attached) and a copy of the Brochure or Part II of the current Form ADV of CSI Capital Management, Inc. (“CSI”). Such documents were received and reviewed by me not later than the time when Tamalpais Wealth Advisors (“TWA”) first suggested to’ me that the services of CSI might be useful and valuable to me. I agree that TWA, Tamalpais Bancorp and CSI may share personal financial information about me in connection with any account of mine managed by CSI.

Dated: _______________________________	Name: ______________________________________

Firm Name (if any): ___________________________

____________________________________________
Signature